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                                                                    Exhibit 99.3

PERSONAL AND CONFIDENTIAL

December 9, 2003

Board of Directors
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102


Re: Initially Filed Registration Statement on Form S-4 of The St. Paul Companies, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 16, 2003, with respect to the fairness from a financial point of view to The St. Paul Companies, Inc. (the "Company") of the Exchange Ratio (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated as of November 16, 2003, among the Company, Adams Acquisition Corp., a wholly owned subsidiary of the Company, and Travelers Property Casualty Corp.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary--Opinions of Financial Advisors--St. Paul's Financial Advisors," "The Merger--Background of the Merger," "The Merger--St. Paul's Reasons for the Merger; Recommendation of the St. Paul Board of Directors--Opinions of Financial Advisors" and "Opinions of Financial Advisors--Opinions of St. Paul's Financial Advisors--Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose,
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Board of Directors
The St. Paul Companies, Inc.
December 9, 2003
Page Two

nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
-------------------------
   (Goldman, Sachs & Co.)